Exhibit 99.1

Rising Dragon Acquisition Corp. and HZJL Cayman Limited Announce Mutual Termination of Merger Agreement

Rising Dragon to continue to pursue an initial business combination

Taiyuan, China, Nov. 03, 2026 (GLOBE NEWSWIRE) -- Rising Dragon Acquisition Corp. (Nasdaq: RDAC, RDACU, RDACR) (“Rising Dragon” or the “Company”), a special purpose acquisition company, today announced that it and HZJL Cayman Limited (“HZJL”) have mutually agreed, effective as of October 30, 2026, to terminate the Agreement and Plan of Merger, dated January 27, 2025 (the “Merger Agreement”), by and among the Company, Xpand Boom Technology Inc., Xpand Boom Solutions Inc., HZJL, XB B Limited and Bin Xiong.

The termination was approved by the boards of directors of Rising Dragon and HZJL. Under the terms of the termination agreement dated October 30, 2026 (the “Termination Agreement”), no party is required to pay a termination fee to any other party, and the parties have agreed to mutually release each other from claims relating to the Merger Agreement and the transactions contemplated thereby, subject to certain exceptions.

Rising Dragon intends to continue to pursue the consummation of an initial business combination with an appropriate target business within the time period permitted under its amended and restated memorandum and articles of association.

Additional information regarding the termination of the Merger Agreement is included in a Current Report on Form 8-K to be filed by Rising Dragon with the U.S. Securities and Exchange Commission (the “SEC”).

About Rising Dragon Acquisition Corp.

Rising Dragon Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company completed its initial public offering pursuant to a prospectus dated October 10, 2024.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including statements regarding Rising Dragon’s intention to pursue an initial business combination. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, including Rising Dragon’s ability to identify a suitable target and complete an initial business combination within the time required by its governing documents, and the other risks and uncertainties described in Rising Dragon’s filings with the SEC, including its initial public offering prospectus dated October 10, 2024, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those indicated or anticipated. Forward-looking statements speak only as of the date they are made, and Rising Dragon undertakes no obligation to update them except as required by law.

Contact

Rising Dragon Acquisition Corp.

Woody Shen, Chief Financial Officer

No. 604, Yixing Road, Wanbolin District, Taiyuan City, Shanxi Province, People’s Republic of China 030024

Tel: +86 18817777987

Email: woody.shen@hywincapital.cn